UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2014  (January 24, 2014)

SMTC Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-31051	98-0197680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

635 Hood Road Markham, Ontario, Canada	L3R 4N6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (905) 479-1810

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of financial statements for the fiscal year ended December 29, 2013, new management of SMTC Corporation (the "Company" or "SMTC") determined that the Company should conduct a full physical count of its inventory. The Company's previous practice was to perform cycle counts of inventory on a periodic basis as permitted by generally accepted accounting principles. As a result of this full physical count, the Company has identified an overstatement of inventory at its Chihuahua, Mexico operations that it has preliminarily estimated at a cumulative $3.2 million. A portion of this overstatement reflects normal adjustments for missing, excess or obsolete inventory. The majority of the overstatement, currently estimated at approximately $2.0 million, is attributable to errors in the inventory valuation occurring in prior reporting periods beginning with the quarter ended April 3, 2011. These errors resulted from an inappropriate and unapproved shop floor practice followed by personnel at the Company's Chihuahua, Mexico plant, which involved the improper use of the plant's work order system. This inappropriate practice was discovered and terminated by the Company in the 2013 third quarter. Based on its review to date, the Company believes these errors are immaterial to its 2011 quarterly and full year financial results. The Company believes the impact of these errors relates primarily to the fourth quarter of 2012 and the first three quarters of 2013. The Company, based on currently available information, estimates that adjustments to the Company's inventory balance resulting from these errors as of the end of the fourth quarter of 2012, which includes the impact of adjustments for immaterial errors in prior periods in 2012, will total $725,000, and as of the end of the first three quarters of 2013 will total $390,000, $410,000 and $350,000, respectively. The remaining impact of the overstatement, approximately $1.33 million, is expected to be recorded in the fourth quarter of 2013. A portion of this expected 2013 fourth quarter adjustment may represent prior period errors for which no information currently exists by which to determine timing. The effect of these adjustments will be to reduce inventories, increase cost of sales and reduce net earnings in each period.

As a result, on January 24, 2014, the Board of Directors of SMTC, on the recommendation of management, and in consultation with KPMG LLP, the Company's independent registered public accounting firm, concluded that the Company's financial results for the quarter ended December 30, 2012 included in the Company's financial statements for the year ended December 30, 2012, and for the quarters ended March 31, June 30 and September 29, 2013, should no longer be relied upon.

SMTC intends to correct the errors described above by restating its financial statements for the year ended December 30, 2012 and for the quarters ended March 31, June 30 and September 29, 2013. The Company expects to include these restatements in amendments to its Annual Report on Form 10-K for the year ended December 30, 2012 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 29, 2013. The Company will file these amended reports as soon as practicable.

SMTC has discussed the matters disclosed in this report with KPMG LLP. Management of SMTC is continuing its investigation of these matters, including an evaluation of the effectiveness of the Company's internal controls over financial reporting, and is committed to remediating the weaknesses that contributed to the errors discussed above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number

99.1	Press release announcing the physical inventory count results and the non-reliance on certain previously issued financial statements, dated January 27, 2014

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTC Corporation (Registrant)
January 27, 2014 (Date)	/s/ SUSHIL DHIMAN Sushil Dhiman President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release announcing the physical inventory count results and the non-reliance on certain previously issued financial statements, dated January 27, 2014